UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2011
INTERNATIONAL GOLD CORP. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53676 (Commission File Number)	N/A (IRS Employer Identification No.)
1010-789 West Pender Street, Vancouver, British Columbia V6C 1H2

Registrant's telephone number, including area code: 604-925-0220

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective June 14, 2011, International Gold Corp. (“IGC” or the “Company”) entered into a non-binding Letter of Intent (the “LOI”) with Cormack Capital Group LLC, a limited liability company incorporated in the state of Nevada (“Cormack”), pursuant to which IGC may acquire all of the issued and outstanding membership units of Cormack.  Cormack’s wholly owned subsidiary, Minera Sol de Oro S.A. de C.V. (“MSO”), a private corporation incorporated under the laws of Mexico, holds rights to certain mining concessions located in the State of Chihuahua, Mexico (the “Huizopa Properties”), covering approximately 15,980 hectares.

Pursuant to the terms of the LOI, as consideration for the acquisition of all of the issued and outstanding securities of Cormack, IGC has agreed to issue 25,000,000 shares of common stock to the membership holders and make a cash payment of $150,000 to MSO of which $75,000 is to be advanced as a deposit within four business days of execution of the LOI. In the event the transaction does not close the deposit will be treated as a secured demand loan.

Closing of the transaction is subject to a number of conditions including: satisfactory completion of both parties respective due diligence; entry into a definitive agreement with customary representations and warranties; obtaining all necessary governmental, regulatory and third party consents, waivers and approvals; the appointment of two nominees of the membership holders to the board of directors of IGC; and completion of an interim financing with proceeds intended to be used to fund working capital of IGC. There is no assurance that the transaction will be completed as planned or at all.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
99.1	New Release dated June 16, 2011 announcing entry into Letter of Intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Gold Corp.

Dated: June 16, 2011	By:	/s/ Bob M. Baker
Name: Bob M. Baker
Title: President and Director